PEN Inc. new product development highlighted for emerging nanotechnology enterprises

Scott Rickert, PEN Chairman, addresses webinar for National Nanotechnology Coordination Office

January 20, 2015 – Deerfield Beach, FL – Scott Rickert, Chairman and CEO of PEN Inc. (OTCQB: PENC), was recently asked to share his experience in nanotechnology commercialization in a webinar entitled “Roadblocks to Success in Nanotechnology Commercialization – What Keeps the Small and Medium Enterprise Community Up at Night?” The online event was sponsored by The National Nanotechnology Coordination Office (NNCO), on behalf of the Nanoscale Science, Engineering, and Technology (NSET) Subcommittee of the Committee on Technology, National Science and Technology Council (NTSC), under the White House Office of Science and Technology Policy. In addition to Dr. Rickert, the webinar panel included Craig Bandes from Pixelligent Technologies, LLC, and James Lamb of Brewer Science, and it was moderated by Dr. Michael Meador, Director of the NNCO. The hour-long event touched on a number of questions from 200 nanotechnology businesspeople, academics, and others.

New product development was addressed in Dr. Rickert’s comments. He used a current PEN new product effort as an example of the company’s approach. “Well, we’re working on a product right now that basically addresses the issue of people’s health, personal health. It’s a common problem, and it’s getting worse. We didn’t want to use traditional chemicals. It turns out there isn’t a single nano company we know that knows how do to it.” Rickert then explained how the synergy of PEN’s two subsidiaries working together fuels the development process. “You put enough together, you brainstorm, innovate enough, you come up with something...It’s not just chemistry, it’s physics, biology, the combination of all those things, all the disciplines of science and engineering.”

The protection of intellectual property was another topic of interest, and Dr. Rickert shared PEN’s IP porfolio philosophy: “It includes trademarks, service marks, as well as patents. I look at the whole portfolio, and we use all of them. Patents oftentimes are overemphasized.”

Dr. Rickert also offered advice for students pursuing a career in nanotechnology. “Find a good company and apprentice. Don’t think you know much coming in, but listen a lot, you’ll learn a lot, then you can start contributing,” he said.

An archived version of the webinar is expected to be posted on the NNCO website: https://www.nano.gov/SMEwebinars2015.

About PEN Inc. (OTCQB: PENC)

PEN Inc. (PENC) is a global leader in developing, commercializing and marketing enhanced-performance products enabled by nanotechnology. The company focuses on innovative and advanced product solutions in safety, health and sustainability. For more information about PEN Inc, visit www.pen-technology.com.

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Media contact:

Lynn Lilly
PEN Inc.
(844)2PEN INC x705